Exhibit 99.1

Actuant Announces Executive Leadership Changes

MILWAUKEE--(BUSINESS WIRE)--September 8, 2017--Actuant Corporation (NYSE:ATU) today announced the following changes to its executive leadership roles.

André L. Williams, currently Vice President Human Resources, Industrial and Engineered Solutions Segments, has been promoted and will take on the additional responsibilities of Executive Vice President, Human Resources currently held by Eugene E. Skogg, who is leaving the organization.

Kenneth C. Bockhorst, currently Executive Vice President, Energy Segment, is departing Actuant to assume the role of Senior Vice President and Chief Operating Officer of Badger Meter, Inc. The Energy Segment will report directly to Randal W. Baker, President and Chief Executive Officer.

Randal W. Baker, President and Chief Executive Officer of Actuant, stated, “Ken and Gene are skilled leaders, and we appreciate their many contributions to Actuant. We will continue to look for opportunities to consolidate and simplify roles to better position our teams to execute Actuant’s long term strategy.”

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562